Exhibit 99.1

NEWS RELEASE

For additional information contact:
Justine Koenigsberg (investors)
Concert Pharmaceuticals, Inc.
(781) 674-5284
ir@concertpharma.com

Kathryn Morris (media)
The Yates Network
(845) 635-9828
kathryn@theyatesnetwork.com

FOR IMMEDIATE RELEASE

Concert Pharmaceuticals Announces Departure of Chief Financial Officer, Ryan Daws
Lexington, MA (May 30, 2017) - Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) today announced that Ryan Daws, Chief Financial Officer, will be leaving the company in early June 2017 to return to investment banking. He will be joining Baird as Managing Director in the firm's Life Sciences and Biotechnology Group. Mr. Daws will continue to consult with the Company, including through the closing of the pending asset purchase agreement with Vertex Pharmaceuticals, Inc. Mr. Daws served as CFO of Concert since January 2014. Concert has initiated a search to appoint a new CFO.
“We are grateful for Ryan’s contributions over the last several years. He has played an important role within the Company including in our finance, investor relations and business development activities. Most notably, Ryan was instrumental in the CTP-656 asset purchase agreement with Vertex, which upon closing will significantly extend our cash runway,” said Roger Tung, Ph.D. President and Chief Executive Officer of Concert. “We greatly appreciate all he has done and wish him continued success in the future.”
“I am confident that Concert’s DCE Platform will continue to result in important, new medicines to address unmet needs of patients,” said Mr. Daws, Chief Financial Officer of Concert. “It has been a privilege to be part of the Concert team and I look forward to supporting the Company as we work to close the Vertex transaction.”
About Concert
Concert Pharmaceuticals is a clinical stage biopharmaceutical company focused on applying its DCE Platform® (deuterated chemical entity platform) to create novel medicines designed to address unmet patient needs. The Company's approach starts with approved drugs in which deuterium substitution has the potential to enhance clinical safety, tolerability or efficacy. Concert has a broad pipeline of innovative medicines targeting pulmonary diseases, including cystic fibrosis, autoimmune and inflammatory diseases and central nervous systems (CNS) disorders. For more information please visit www.concertpharma.com.
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